Exhibit 99.1

EVI Industries Reports Record Fourth Quarter and Record Fiscal Year Results on 32% Growth,

and Announces Special Cash Dividend

Miami, Florida – October 4, 2023 – EVI Industries, Inc. (NYSE American: EVI) announced today record results in key financial metrics for the fourth fiscal quarter and the fiscal year ended June 30, 2023. The Company provided commentary on growth opportunities, its financial position, technology initiatives, and industry fundamentals. Click here to listen to the Company’s recorded earnings conference call or visit the “Investors” section of the Company’s website at www.evi-ind.com.

Through disciplined execution of its buy-and-build growth strategy and a thriving entrepreneurial culture, EVI has established itself as a leader in the highly fragmented North American commercial laundry distribution and services market. Since 2016, EVI has, among other things, completed twenty-five acquisitions, expanded into new geographies, retained and invested in additional sales and service personnel, broadened its OEM representations, and implemented advanced operating technologies. As a result of these initiatives, since 2016 EVI’s revenue, net income, and Adjusted EBITDA have grown at compounded annual growth rates (CAGRs) of 39%, 28%, and 37%, respectively, and over this period, EVI has experienced a 7.0% organic revenue CAGR for businesses it has owned for at least three years.

The Company also announced today that its Board of Directors has declared a special cash dividend on the Company’s common stock of $0.28 per share to be paid on October 26, 2023, to stockholders of record at the close of business on October 16, 2023.

Summary of the Company’s Fiscal 2023 Achievements

▪	Record results in key financial metrics, including a 32% increase in revenue year over year.
▪	Maintained a strong customer sales order backlog as of June 30, 2023, despite record revenues.
▪	Sustained a healthy balance sheet with $29 million of net debt as of June 30, 2023.
▪	Generated $7.6 million in cash flow from operations during the fourth fiscal quarter.
▪	Completed four acquisitions.

Henry M. Nahmad, EVI’s Chairman and CEO, commented: “Our achievements to date are the product of our entrepreneurial leadership team that is thoughtful, collaborative, and committed in the pursuit of our goals. While we are still early in our long-term growth plans, the strength of our team and their successes as demonstrated by our Company’s consistent growth, performance, and financial strength, provide great confidence in our ability to achieve our long-term growth and profitability goals.”

Fiscal Fourth Quarter Results (compared to the fourth quarter of fiscal 2022)

▪	Revenue increased 14% to a record $94.0 million.
▪	Gross profit increased 25% to a record $27.8 million.
▪	Gross margin increased 270 basis points to a record 29.5%.
▪	Operating income increased 57% to a record $4.0 million.
▪	Net income increased 26% to $1.9 million, approximately 2.0%.
▪	Diluted earnings per share increased to $0.13.
▪	Adjusted EBITDA increased 39% to a record $6.4 million, approximately 6.8%.

Fiscal Year 2023 Results (compared to fiscal 2022)

▪	Revenue increased 32% to a record $354.2 million.
▪	Gross profit increased 41% to a record $103.7 million.
▪	Gross margin improved 170 basis points to a record 29.3%.
▪	Operating income increased 158% to a record $16.5 million.
▪	Net income increased 137% to a record $9.7 million, approximately 2.7%.
▪	Diluted earnings per share increased to a record $0.67.
▪	Adjusted EBITDA increased 80% to a record $25.6 million, approximately 7.2%.

Drivers of Record Sales and Operating Performance

The Company’s record $354 million in revenue for fiscal 2023 reflects the performance of acquired businesses and organic growth at legacy businesses, a more consistent fulfillment of confirmed customer sales order contracts from the Company’s backlog, the completion of on-demand sales fulfilled from a larger available base inventory, and recurring demand for replacement parts and accessories. Additionally, the increased readiness of customer locations to accept installations accelerated the speed with which the Company was able to complete the customer sales order fulfillment process as compared to fiscal 2022. These factors combined with continuous demand for the products and services the Company provides across all four commercial laundry categories and all end customer markets contributed to record revenue in all four fiscal quarters and record revenue for fiscal 2023.

As the Company previously described, manufacturers of commercial laundry products experienced inflationary pressures and raised prices accordingly. Since the onset of this inflationary trend in June 2020, the Company raised selling prices and took other measures aimed to improve gross margins. These actions resulted in a 590 basis-point increase in gross margins from 23.4% at fiscal year-end 2020 to 29.3% at fiscal year-end 2023. While the significant increase in gross margins has been a catalyst for driving improved operating profit, the Company's ongoing modernization investments and optimization initiatives, including successful efforts to regionalize operations and implement new technologies at legacy business units, also had a positive impact on operating profit. These investments and initiatives are designed to reduce costs, enhance efficiency, and promote consistency across the Company’s operations and result in a more agile and responsive organization capable of scaling up with continued growth. Although these fundamental initiatives in connection with legacy business units is nearing completion, this is expected to be a perpetual effort in light of the buy-component of the Company’s growth strategy.

Financial Strength and Liquidity

EVI’s strong financial position has enabled simultaneous investments in acquisitions, organic growth, working capital, and technological innovations. Since June 30, 2021, EVI’s working capital more than tripled to nearly $50 million and the Company deployed approximately $19 million of capital in connection with acquisitions. Despite these investments, EVI’s financial position remains strong with low leverage and the ability to simultaneously invest in various buy-and-build opportunities. As of June 30, 2023, the Company had net debt of $29 million, with net income and Adjusted EBITDA for fiscal 2023 of approximately $10 million and $26 million, respectively. The Company believes this financial strength, access to low-cost capital and its historical ability to generate cash flow provide comfort and confidence to the Company’s stakeholders.

Cash Flow and Special Cash Dividend

Cash provided by operations was $7.6 million and approximately $1 million for the fourth fiscal quarter and fiscal 2023, respectively. EVI’s operating cash flow for fiscal 2023 reflects the continued build-up of working capital started in June 2021 with the advanced placement of product orders in connection with confirmed customer sales orders in the Company’s backlog and stock orders required to fulfill on-demand customer orders amid the continuation of an inefficient supply chain as compared to historical. While the speed of the customer order fulfillment process is not yet where it once was, the Company’s OEM’s and vendors have improved lead times and external parties responsible for preinstallation preparations are increasingly performing on schedule. Accordingly, the Company does not currently expect further significant investment in working capital in the near-term, which it expects will positively benefit future cash flow from operations.

On October 4, 2023, the Company’s Board of Directors declared a special cash dividend on the Company’s common stock of $0.28 per share to be paid on October 26, 2023 to stockholders of record at the close of business on October 16, 2023.

Mr. Nahmad commented: “Our strong fiscal 2023 performance allows us the opportunity to reward those who are invested in our long-term strategy, and it reflects the confidence we have in our business outlook, which is supported by our strong balance sheet.”

The Company has considered, and will continue to consider, the payment of dividends to share cash flow while maintaining a conservative financial position with continued capacity to build its distribution and service network. Future dividends will be considered in light of investment opportunities, general economic conditions, the Company’s liquidity and overall financial position.

Acquisitions

During fiscal 2023, the Company completed the acquisition of four commercial laundry distributors and service providers (K&B Laundry Service, Aldrich Clean-Tech Equipment, Wholesale Commercial Laundry Equipment, and Express Parts and Services). In each case, EVI added experienced sales professionals with a track record of growth across an established customer base and a team of knowledgeable service technicians with a longstanding reputation for providing reliable services.

Mr. Nahmad commented: “We continue to identify and pursue many acquisitions and strategic transactions in the commercial laundry industry and across a wide range of exciting and available opportunities in related industries. We believe that our expansion through acquisitions and other strategic transactions is integral to our ability to achieve our long-term growth goals and given our Company’s reputation, growth record, financial resources, entrepreneurial culture, and long-term growth plans, we believe that the EVI family of businesses will continue to grow.”

Industry Fundamentals

The attractiveness of the commercial laundry industry is evidenced by decades of consistent demand for commercial laundry products and services driven by steady growth experienced across all end customer markets, including, but not limited to, healthcare, hospitality, food service, institutional, vended, and multifamily. Commercial laundries that serve these end markets require advanced planning, thoughtful design, knowledgeable installation, and continuous post-installation service and support. Given the varying complexity of such laundry operations and that clean laundry is the essential service provided by such businesses, customers need the products and services a distributor and service company provide to deliver clean linens effectively and profitably to the end users they serve. Demand for commercial laundry products and services is also driven by functional and economic obsolescence. Specifically, demand has increased due to the introduction of new equipment with advanced technologies that yield attractive returns on invested capital derived from water, energy, and labor savings.

To best address the various industry growth opportunities, the Company serves as both distributor and service provider. EVI’s sales organization has continued to grow and, to the Company’s knowledge, now represents the single largest sales organization in the commercial laundry industry, representing the broadest range of commercial laundry and related products sourced from various domestic and international suppliers. With these products, the Company’s sales organization creates laundry solutions predominantly for the replacement and new construction markets for industrial, on-premise, vended, and multifamily laundry applications. The Company also has the single largest and growing network of technicians responsible for the proper installation of such laundries and capable of servicing and supporting commercial laundry facilities throughout its useful life.

Given the Company’s position in the industry value chain, specifically the fact that it owns the end customer relationship, the Company can increasingly capitalize on its visibility to numerous complementary products and services its customers purchase for their laundry operations from other businesses, most of which represent long-term growth opportunities for the Company. The Company believes that the time-tested fundamentals and favorable attributes of the commercial laundry industry combined with the Company’s long-term growth strategy, financial strength, entrepreneurial culture, technology initiatives, and strong supplier relations are important competitive advantages that support the Company’s ability to grow and capture more profitable market share going forward.

EVI’s Core Principles

The Company upholds specific core values and principles for its business, including:

▪	Invest and manage with a long-term perspective.
▪	Uphold financial discipline with a view towards ensuring financial strength and flexibility.
▪	Respect the entrepreneurs and management teams that join the EVI family.
▪	Operate as a local business and empower leaders to make local decisions.
▪	Promote an entrepreneurial culture.
▪	Instill a growth mindset and culture of continuous improvement.
▪	Incentivize and reward performance with equity participation.
▪	Establish strong relationships with OEM partners.

Mr. Nahmad further added: “Our strategy is long-term focused, and it takes time, patience, and thoughtful execution to achieve our goals. We continue to pursue acquisition and other strategic opportunities in the commercial laundry industry and across other product and service categories that meet our financial and strategic criteria. While we are pleased with our operating performance, we are steadfast in our pursuit of growth in the execution of our long-term buy-and-build growth strategy.”

Use of Non-GAAP Financial Information

In this press release, EVI discloses the non-GAAP financial measure of Adjusted EBITDA, which EVI defines as earnings before interest, taxes, depreciation, amortization, and amortization of share-based compensation. Adjusted EBITDA is determined by adding interest expense, income taxes, depreciation, amortization, and amortization of share-based compensation to net income, as shown in the attached statement of Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Share-based Compensation. EVI considers Adjusted EBITDA to be an important indicator of its operating performance. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings, and the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. Adjusted EBITDA should not be considered as an alternative to net income or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method of analyzing EVI’s results as reported under GAAP. In addition, EVI’s definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.

About EVI Industries

EVI Industries, Inc., through its wholly owned subsidiaries, is a value-added distributor and a provider of advisory and technical services. Through its vast sales organization, the Company provides its customers with planning, designing, and consulting services related to their commercial laundry operations. The Company sells and/or leases its customers commercial laundry equipment, specializing in washing, drying, finishing, material handling, water heating, power generation, and water reuse applications. In support of the suite of products it offers, the Company sells related parts and accessories. Additionally, through the Company’s robust network of commercial laundry technicians, the Company provides its customers with installation, maintenance, and repair services. The Company’s customers include retail, commercial, industrial, institutional, and government customers. Purchases made by customers range from parts and accessories to single or multiple units of equipment, to large complex systems as well as the purchase of the Company’s installation, maintenance, and repair services.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements may relate to, among other things, events, conditions, and trends that may affect the future plans, operations, business, strategies, operating results, financial position and prospects of the Company. Forward looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of the Company, or industry trends and results, to differ materially from the future results, trends, performance or achievements expressed or implied by such forward looking statements. These risks and uncertainties include, among others, those associated with: general economic and business conditions in the United States and other countries where the Company operates or where the Company’s customers and suppliers are located, including the potential of a recession; industry conditions and trends; credit market volatility; risks related to supply chain delays and disruptions and their impact on the Company’s business and results, including the Company’s ability to deliver products and services to its customers on a timely basis and the risk that further significant investment in working capital may be required and that any decrease in investment in working capital may not positively benefit the Company’s cash flow from operations to the extent anticipated or at all; risks relating to inflation, including the current inflationary trend, and the impact of inflation on the Company’s costs and its ability to increase the price of its products and services to offset such costs, and on the market for the Company’s products and services; risks related to labor shortages and increases in the costs of labor, and the impact thereof on the Company, including its ability to deliver products, provide services or otherwise meet customers’ expectations; risks related to interest rate increases, including the impact thereof on the cost of the Company’s indebtedness and the Company’s ability to raise capital if deemed necessary or advisable; risks associated with international relations and international hostilities, including actions of foreign governments and the impact thereof on economic conditions, including supply chain constraints and inflationary trends; the Company’s ability to implement its business and growth strategies and plans, including changes thereto; risks and uncertainties associated with the Company’s ”buy-and-build” growth strategy, including, without limitation, that the Company may not be successful in identifying or consummating acquisitions or other strategic transactions, integration risks, risks related to indebtedness incurred by the Company in connection with the financing of acquisitions and other strategic transactions, dilution experienced by the Company’s existing stockholders as a result of the issuance of shares of the Company’s common stock in connection with acquisitions or other strategic transactions (or for other purposes), risks related to the business, operations and prospects of acquired businesses, risks that suppliers of the acquired business may not consent to the transaction or otherwise continue its relationship with the acquired business following the transaction and the impact that the loss of any such supplier may have on the results of the Company and the acquired business, risks that the Company’s goals or expectations with respect to acquisitions and other strategic transactions may not be met, and risks related to the accounting for acquisitions; risks relating to the impact of pricing concessions and other measures which the Company may take from time to time in connection with its expansion efforts and pursuit of market share growth, including that they may not be successful and may adversely impact the Company’s gross margin and other financial results; technology changes; competition, including the Company’s ability to compete effectively and the impact that competition may have on the Company and its results, including the prices which the Company may charge for its products and services and on the Company’s profit margins, and competition for qualified employees; to the extent applicable, risks relating to the Company’s ability to enter into and compete effectively in new industries, as well as risks and trends related to those industries; risks relating to the Company’s relationships with its principal suppliers and customers, including the impact of the loss of any such relationship; the risk that orders in the Company’s backlog may not be fulfilled as or when expected; risks related to organic growth initiatives and market share and other growth strategies, including that they may not result in the benefits anticipated; risks that investments, initiatives and expenses, including, without limitation, investments in acquired businesses and modernization initiatives, technology integration initiatives, expenses associated with the Company’s implementation of its enterprise resource planning system, and other investments, initiatives and expenses, may not result in the benefits anticipated and may take longer than expected or be more costly than expected; the risk that the Company’s performance and results, including revenues, net income and adjusted EBITDA may not continue to improve, and the Company may not achieve growth consistent with historical levels, at the level expected, or at all; dividends may not be declared in the future; and other economic, competitive, governmental, technological and other risks and factors discussed elsewhere in the Company’s filings with the SEC, including, without limitation, in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, as filed with the Securities and Exchange Commission on or about the date hereof.. Many of these risks and factors are beyond the Company’s control. Further, past performance and perceived trends may not be indicative of future results. The Company cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake to, and specifically disclaims any obligation to, update, revise or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.

EVI Industries, Inc.

Condensed Consolidated Results of Operations (in thousands, except per share data)

			Unaudited	Unaudited
	12-Months Ended	12-Months Ended	3-Months Ended	3-Months Ended
	06/30/23	06/30/22	06/30/23	06/30/22

Revenues	$354,173	$267,316	$94,041	$82,831
Cost of Sales	250,490	193,609	66,253	60,632
Gross Profit	103,683	73,707	27,788	22,199
SG&A	87,177	67,318	23,774	19,638
Operating Income	16,506	6,389	4,014	2,561
Interest Expense, net	2,507	679	788	289
Income before Income Taxes	13,999	5,710	3,226	2,272
Provision for Income Taxes	4,280	1,615	1,328	764
Net Income	$9,719	$4,095	$1,898	$1,508

Net Earnings per Share
Basic	$0.68	$0.30	$0.13	$0.11
Diluted	$0.67	$0.29	$0.13	$0.11

Weighted Average Shares Outstanding
Basic	12,553	12,367	12,575	12,505
Diluted	12,804	12,650	12,959	12,513

EVI Industries, Inc.

Condensed Consolidated Balance Sheets (in thousands, except per share data)

	06/30/23	06/30/22
Assets
Current assets
Cash and cash equivalents	$5,921	$3,974
Accounts receivable, net	48,391	43,014
Inventories, net	59,167	49,359
Vendor deposits	2,291	1,728
Contract assets	1,181	1,519
Other current assets	8,547	6,018
Total current assets	125,498	105,612
Equipment and improvements, net	12,953	13,033
Operating lease assets	8,714	7,480
Intangible assets, net	24,128	26,234
Goodwill	73,388	71,039
Other assets	9,166	7,370
Total assets	$253,847	$230,768

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$38,730	$42,026
Accrued employee expenses	10,724	8,508
Customer deposits	23,296	21,288
Contract liabilities	668	507
Current portion of operating lease liabilities	3,027	2,518
Total current liabilities	76,445	74,847
Deferred income taxes, net	5,023	4,666
Long-term operating lease liabilities	6,554	5,736
Long-term debt, net	34,869	27,840
Total liabilities	122,891	113,089

Shareholders' equity
Preferred stock, $1.00 par value	—	—
Common stock, $.025 par value	318	316
Additional paid-in capital	101,225	97,544
Treasury stock	(3,195)	(3,070)
Retained earnings	32,608	22,889
Total shareholders' equity	130,956	117,679
Total liabilities and shareholders' equity	$253,847	$230,768

EVI Industries, Inc.

Condensed Consolidated Statements of Cash Flows (in thousands)

	For the twelve months ended
	06/30/23	06/30/22
Operating activities:
Net income	$9,719	$4,095
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	6,024	5,209
Amortization of debt discount	29	133
Provision for bad debt expense	710	446
Non-cash lease expense	93	136
Stock compensation	3,062	2,598
Inventory reserve	(178)	(105)
Provision (benefit) for deferred income taxes	357	(164)
Other	(103)	(24)
(Increase) decrease in operating assets:
Accounts receivable	(5,664)	(12,139)
Inventories	(8,302)	(20,396)
Vendor deposits	(527)	(1,191)
Contract assets	338	(1,172)
Other assets	(4,296)	(433)
(Decrease) increase in operating liabilities:
Accounts payable and accrued expenses	(4,164)	13,265
Accrued employee expenses	2,114	814
Customer deposits	1,567	9,755
Contract liabilities	161	(2,725)
Net cash provided (used) by operating activities	940	(1,898)

Investing activities:
Capital expenditures	(3,708)	(3,981)
Cash paid for acquisitions, net of cash acquired	(2,278)	(11,953)
Net cash used by investing activities	(5,986)	(15,934)

Financing activities:
Proceeds from borrowings	77,000	65,000
Debt repayments	(70,000)	(49,000)
Payment of debt issuance costs	—	(166)
Repurchases of common stock in satisfaction of employee tax withholding obligations	(125)	(205)
Issuances of common stock under employee stock purchase plan	118	120
Net cash provided by financing activities	6,993	15,749
Net increase (decrease) in cash and cash equivalents	1,947	(2,083)
Cash and cash equivalents at beginning of period	3,974	6,057
Cash and cash equivalents at end of period	$5,921	$3,974

EVI Industries, Inc.

Condensed Consolidated Statements of Cash Flows (in thousands)

	For the twelve months ended
	06/30/23	06/30/22
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,469	$494
Cash paid for income taxes	$3,099	$430

Supplemental disclosures of non-cash financing activities:
Common stock issued for acquisitions	$503	$4,331

The following table reconciles net income, the most comparable GAAP financial measure, to Adjusted EBITDA.

EVI Industries, Inc.

Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Share-based Compensation (in thousands)

			Unaudited	Unaudited
	12-Months Ended	12-Months Ended	3-Months Ended	3-Months Ended
	06/30/23	06/30/22	06/30/23	06/30/22

Net Income	$9,719	$4,095	$1,898	$1,508
Provision for Income Taxes	4,280	1,615	1,328	764
Interest Expense, Net	2,507	679	788	289
Depreciation and Amortization	6,024	5,209	1,615	1,414
Amortization of Share-based Compensation	3,062	2,598	795	651
Adjusted EBITDA	$25,592	$14,196	$6,424	$4,626